As filed with the Securities and Exchange Commission on December 14, 2010
Registration No. 333-159879

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PHOENIX TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-2685985 (IRS Employer Identification No.)
915 Murphy Ranch Road
Milpitas, CA 95035
(Address of principal registered offices) (Zip Code)

Thomas Lacey
President, Chief Executive Officer and Director
C/O Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, CA 95035
(Name and address of agent for service)
(408) 570-1000
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable
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DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (Registration No. 333-159879) of Phoenix Technologies Ltd. (“Phoenix”) filed with the Securities and Exchange Commission (the “Commission”) on June 10, 2009, as amended by Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on June 26, 2009 (as amended and supplemented, the “Shelf Registration Statement”). The Shelf Registration Statement registered such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, and such indeterminate number of units (the “Securities”) as shall have an aggregate initial offering price not to exceed $50,000,000, to be offered from time to time by Phoenix (the “Offering”). On or about June 29, 2009, Phoenix sold an aggregate of $13,050,000 of its common stock pursuant to the Shelf Registration Statement.
     On November 23, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 17, 2010, as amended on October 21, 2010 and November 3, 2010, by and among Phoenix, Pharaoh Acquisition LLC (formerly known as Pharaoh Acquisition Corp. and referred to herein as “Parent”) and Pharaoh Merger Sub Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), each an affiliate of Marlin Equity Partners, and solely for purposes of providing a guarantee of the obligations of the Parent and Merger Sub, Marlin Equity II, L.P. and Marlin Equity III, L.P., Merger Sub merged with and into Phoenix, with Phoenix surviving as a wholly-owned subsidiary of Parent (the “Merger”).
     In connection with the Merger, Phoenix has terminated the Offering and no additional Securities will be issued under the Shelf Registration Statement. In accordance with an undertaking made by Phoenix in the Shelf Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its Securities which remain unsold at the termination of the Offering, Phoenix is filing this Post-Effective Amendment No. 2 to the Shelf Registration Statement to remove from registration all shares of its Securities under the Shelf Registration Statement that remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-159879 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on December 14, 2010.

PHOENIX TECHNOLOGIES LTD.
By:	/s/ Thomas Lacey
Thomas Lacey
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement No. 333-159879 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas Lacey Thomas Lacey	Director, President and Chief Executive Officer (Principal Executive Officer)	December 14, 2010

/s/ Robert Andersen Robert Andersen	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2010

/s/ Nick Kaiser	Director	December 14, 2010

Nick Kaiser

/s/ Robb Warwick	Director	December 14, 2010

Robb Warwick

/s/ Barton Foster	Director	December 14, 2010

Barton Foster

/s/ Vladimir Jacimovic	Director	December 14, 2010

Vladimir Jacimovic